Exhibit 10.7

FATHOM REALTY
Corporate Address: 211 New Edition Ct.
Cary, NC 27511 | www.FathomRealty.com

INDEPENDENT CONTRACTOR AGREEMENT

Agent’s Name:
Market Center Name:	Fathom Realty -
Agreement Date:

1.	Engagement

This Agreement is entered into by and between the Agent and Broker identified above. Subject to the terms and conditions of this Agreement, Broker engages Agent as an independent contractor regarding the purchase and sale of real estate within that certain defined region and/or office, hereinafter referred to as the “Market Center.” Agent hereby acknowledges and accepts such independent contractor engagement with Broker and represents that he/she is a licensed Real Estate Agent within the state the Market Center is located.

2.	Independent Contractor

The parties acknowledge and agree that Agent is an Independent Contractor and shall always be serving as an independent contractor to the Broker and shall not be deemed an employee or Agent of the Broker. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture between the parties. Agent solely determines his/her working hours, clients, marketing, and sales methods. Agent shall have no claim against the Broker for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

Agent has no authority to incur obligations on the behalf of Broker or in Broker’s name and shall not sign any contract, agreement, lease or note in the name of Broker, open or maintain a bank account or investment account in the name of Broker, nor endorse for collection or deposit in Agent’s personal account any check, money order or other negotiable instrument made payable to Broker.

3.	Company Policies

The Agent agrees to review and comply with all Fathom Realty company policies. The Fathom Realty Policy Manual is readily accessible on the Fathom Wiki (www.FathomWiki.com) and subject to change without notice.

4.	Licensed Agent

The Agent certifies that at the time of signing this agreement and the duration of this agreement he/she has an active real estate license in the Fathom market center they wish to join and practice real estate.

5.	Tax Withholding

The Broker will not be obliged to withhold federal, state, local payroll or any other taxes from any payment made to Agent or to any other person hereunder, whether such payment is to be made in cash or other property. Agent shall be solely responsible for the collection and payment of all taxes attributable to payments Agent receives pursuant to this Agreement.

6.	Term and Termination

The term of this Agreement shall be effective upon the date of execution and continue until either party elects to terminate this Agreement. Either party may terminate this Agreement, with or without cause, at any time. Notification of termination must be provided to the Company in writing to Agent Services (agentservices@fathomrealty.com) immediately to ensure compliance with state and local advertising rules and to ensure accuracy in the processing of outstanding dues/fees. Failure to send notification in writing may result in Agent continuing to be charged fees/dues. In the event of termination, the parties shall be held to the continuing rights or obligations of either Agent or Broker under this Agreement.

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Upon the termination of this Agreement, Broker shall release and allow Agent to transfer all solo listings, buyer representations, not currently under contract that Agent originated. For listings and agency contracts shared with other real estate agents located within Market Center, such listings and agency contracts shall remain with the Market Center. All listings, seller representations and buyer representations under contract at the time of Agent termination shall remain with the Market Center. However, Agent shall receive his/her commission upon the sale and closing of such real estate pursuant to the terms of the commission split policies as expressly stated on the Schedule A.

Upon termination of the Agreement, any pending transactions will be funded per the existing transaction fees as described in the Schedule A Agent has signed, including but not limited to: the Annual Fee and transaction fees, as well as a one-time $50 documentation fee.

Upon termination of this Agreement, Agent authorizes Broker to deduct any outstanding amounts due and owed by Agent to Broker, including but not limited to the Annual Fee, transaction fees, participation fees, commission splits, insurance premiums, and Market Center property not returned to the Market Center within 10 business days or other business-related expenses.

7.	Exclusivity

During the term of this Agreement, Agent agrees to list all of his/her real estate listings and all of his/her real estate transactions located within the Market Center under the Fathom Realty name. This clause pertains to the conduct of all real estate transactions with the exception of Property Management. Agents are not permitted to perform Property Management functions as a service to clients/customers under Fathom Realty. Violation of this exclusivity requirement is grounds for immediate separation.

8.	Listing Syndication

Fathom Realty reserves the right to syndicate, broadcast, and publish all listings in an Internet Data Exchange (IDX) compliant manner. This may include publishing listings to company owned and third party websites.

9.	Code of Conduct

Agent acknowledges and agrees to abide by all codes of conduct, conflict of interest policies, and minimum business standards as set forth by Fathom Realty, Broker, and each professional trade organization that Agent and Broker is a member. Agent shall comply with all local, state and federal laws. Agent agrees not to act, conduct himself/herself, make any verbal or non-verbal statement or maintain any association that may damage Fathom Realty or Broker, its name, goodwill, trademarks, and reputation or cause the public to lose confidence in the Fathom Realty or Broker.

10.	Conflicts of Interest

Agent hereby covenants and agrees that during the term of this Agreement, Agent shall not engage or participate in any activities which conflict with the interests and activities of the Broker; engage in developing, managing, providing or marketing of services comparable to that marketed by the Broker within the Market Center (the “Restricted Area”). (a). Agents are permitted to work as a Loan Officer while affiliated with Fathom Realty, however it is not permitted to represent a party to the transaction while performing loan officer functions. (b). Agents are permitted to sell his/her own property including but not limited to when the Agent’s name, Agent's spouse’s name, spouse’s company name, Agent’s company name and/or Agent’s trust name is on the title. This also includes common interest. However, due to increased liability, certain restrictions apply. See Schedule A (attached). (c). Agents are not permitted to sell a business and/or contents of a business. (d). Upon the termination of this Agreement, nothing in this Agreement shall prohibit either party from performing like or similar services for any other person or entity.

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11.	Compensation

The parties agree to the compensation structure as set forth in the Schedule A (attached). Agent acknowledges that Broker retains sole discretion to amend the Schedule A. Agent’s compensation shall be payable for closed transactions only. Agent shall not draw or borrow against any compensation payment from Broker. Agent authorizes Broker to deduct any outstanding amounts due and owed by Agent to Broker or other entity, including but not limited to the Annual Fee, participation fees, commission splits, transaction fees, insurance premiums, other business-related expenses, irrevocable commission disbursement instructions from a commission advance company, and local, state, and federal child support and/or tax orders that order the garnishment of wages. When an Agent is past due in amounts owed to Fathom or other entity, all compensation to Agents will be paid through the Market Center.

Agent shall be solely responsible for all of his/her own business expenses, including but not limited to, real estate license fees, occupational taxes, association dues, insurance, transportation, business cards, yard signs, brochures (and other marketing materials), business entertainment costs, and specific fees assessed by Fathom Realty for access to the Fathom Realty Intranet and e-mail system and other expense incident to the conduct of his/her services as an Agent (collectively, “Transaction Fees”).

Agent is responsible to pay all fees in full as set forth in the Schedule A (attached) even if they elect to discount the fees collected from a client/customer for a limited service listing or offer otherwise agreed upon discounts to the client/customer.

Per company policy, the Agent is responsible for uploading all transactional paperwork within 48 hours of execution date. Agent is responsible for submitting the transaction for review and approval at least 3 to 5 business days prior to closing. Failing to submit paperwork in accordance with company policy is a violation and may result in a delay in closing, the processing of commission disbursements, and/or result is all compensation being paid through the Market Center. Continued disregard of adhering to company policies may result in Agent termination.

12.	Professional Liability Insurance

Fathom Realty provides Professional Liability Insurance, also known as Errors & Omissions (E&O) Insurance, covering errors and omissions incident to the professional services real estate sales associate customarily provides. Agent is responsible to pay a premium to Broker which is factored into the Annual Fee and/or monthly dues stated on the Schedule A. The premium will ensure his/her coverage over his/her real estate transactions. The policy has a deductible per transaction that will be covered by the company in the event of a claim except in certain cases (i.e., fraud, commercial environmental issues, and transactions in which the Sales Associate acted as a principal or property manager.) The Agent is welcome to obtain additional coverage including individual E&O Insurance and/or an umbrella insurance policy that will provide additional protection. For occurrences not covered by such E&O insurance and for liability arising from Agent’s gross negligence, negligence (unintentional) and/or violation of any law, regulation or standard of conduct, Agent agrees to indemnify and hold Broker and Fathom Realty harmless from and against the date the incident or omission that gave rise to the liability occurred.

E&O insurance will not cover transactions that are closed without District Director approval and without a Commission Disbursement Authorization (CDA) approved by the Fathom Compliance Department (prior to closing). In addition to voiding E&O insurance coverage, the Agent will be subjected to a $500 fine for repeat offenses.

13.	Risk Management Fees

Risk Management Fees are fees paid by the Agent on transactions deemed to incur higher risk to the Agent and the Firm per our E&O insurance policy. The fees are levied to help offset the higher cost of the insurance policy.

Risk Management fees apply on the following types of transactions including, but not limited to: High Value Properties, Transactions in which the Agent is representing both the buyer and seller in the same transaction OR when both parties in a transaction do not have exclusive representation by different unrelated agents, and the Sale of Personal Real Estate. Risk Management Fee are outlined in the Schedule A (attached).

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14.	Limited Trademark License

During the term of this Agreement, Broker grants Agent a limited license to use the Fathom Realty service mark on his/ her marketing materials, yards signs, business cards, letterhead and other business forms. Agent shall obtain the prior approval by Broker and Fathom Realty regarding such use of the Fathom Realty service mark. Upon the termination of this Agreement, Agent shall be prohibited from using the Fathom Realty service mark. Agent shall immediately destroy all marketing materials, business cards, letterhead and business forms that affiliate Agent with Fathom Realty.

15.	Confidentiality

Each party acknowledges that it will receive confidential information and trade secrets (“Confidential Information”) from the other party in the course of performing the real estate services. The Confidential Information shall be deemed to include all the information one party receives from the other, except anything designated as not confidential. During the term of this Agreement, Agent will have access to and become acquainted with confidential, propriety, business and private information relating to the Broker and its customers, including but not limited to current and prospective client lists and past transactions. Agent agrees that during the term of this Agreement and for twelve (12) months thereafter, Agent shall not disclose any such confidential information, directly or indirectly, or use the same in any manner whatsoever, except as required in connection with Agent’s performance under this Agreement.

16.	Non-Disclosure Agreements

Agent hereby represents and warrants that he/she has and, as of the date of acceptance, he/she will have and will (and does hereby) assign and transfer to the Broker, the right to prevent unauthorized disclosures concerning Fathom Realty, the Market Center, its client and prospective client database, business practices, software and confidential information by past or present agents or employees of, independent contractors of, agents of, or consultants to, Agent or any other persons or entities to whom Agent has or shall have communicated Confidential Information regarding the same. Agent agrees to avoid and prevent, and to take such action as the Broker may reasonably request to prevent, any and all disclosures of any confidential information relating to Fathom Realty, the Market Center, its client and prospective client database, business practices, software and confidential information which have not been specifically authorized in writing by the Broker.

17.	Non-Solicitation

Agent hereby expressly covenants and agrees, that, at no time during the term of this Agreement, and for a period of twelve (12) months immediately following the termination of this Agreement, whether said termination is occasioned by the Broker, Agent or the mutual agreement of said parties, will Agent directly or indirectly for himself/herself, or in behalf of any other person, persons, firm, partnership, corporation, Broker or other entity (i) call upon any customer or customers provided to Agent by the Broker, who was a customer of the Broker during the term of this Independent Contractor Agreement, for the purpose of soliciting, selling and otherwise marketing any service similar to services offered by the Broker, nor (ii) solicit, divert or take away any such customers of Broker, nor (iii) contact, or assist any person in contacting, or discuss with any employee or current independent contractor of the Broker or any former employee or independent contractor of the Broker whose employment or term ended within three (3) months prior to, or at any time after, the termination of Agent’s independent contractor agreement, with respect to offering any such employee or independent contractor, employment or engagement with any person.

18.	Indemnification

Agent agrees to indemnify and hold Broker and Fathom Realty harmless from and against all liability that Broker or Fathom Realty incurs or suffers on account of Agent’s intentional disregard or breach of any law, regulation or standard of conduct that applies to Agent’s actions or activities as a licensed real estate sales associate. Furthermore, Agent shall indemnify Broker and hold it harmless from any loss, claim or damage to persons or property, arising out of this Agreement or the services provided, including attorneys’ fees, to the extent that such loss, claim or damage is caused by the intentional acts of Agent or from Agent’s breach of any term of this Agreement. This indemnity survives any termination of this Agreement.

19.	Representations

(a). Agent represents that he/she is duly licensed as a real estate agent in the State that Market Center is located and is able to perform with all legal rights and authority granted therein.

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(b). Agent is not now, and has not been within the last five (5) years, a defendant in any lawsuit alleging professional misconduct or violation of any deceptive trade practices/consumer protection law, nor is Agent currently subject to an investigation by a real estate commission or comparable oversight body, nor was Agent found in violation of a real estate commission or comparable oversight body. In the event the Agent cannot represent this, then the details of this must be disclosed in writing and attached as an Addendum to this Agent Agreement.

(c). Agent expressly represents and warrants that Agent is free to associate with Broker and that Agent is not bound by a non-compete, promise or commitment to any other real estate Broker, agency, association, firm, broker, person or corporation that prohibits or prevents Agent from associating with Fathom Realty.

(d). As an independent contractor, Agent acknowledges that whether he/she earns income as a real estate agent is solely based upon him/her. Agent acknowledges that neither Broker nor Fathom Realty made any representations regarding income, guaranteed or otherwise.

(e). Broker represents to Agent that Broker or Broker’s Operating Principal is duly licensed as a real estate broker in the state in which the Market Center is located.

20.	Miscellaneous Provisions

(a). Severability: In the event that any term or condition contained herein is held to be invalid or enforceable, all remaining terms and conditions shall remain unaffected and shall continue to inure to the benefit of and to be binding upon the parties hereto.

(b). Modification of Agreement: No Waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by both parties, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing and duly executed by both parties. The parties further agree that the provisions of this Section may not be waived except as herein set forth.

(c). Other Agreements: This Agreement contains the complete agreement between the parties and shall, as of the effective date hereof, supersede all other agreement between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or the execution and delivery hereof except such representations as are specifically set forth herein. Each of the parties hereto acknowledges that they have relied on their own judgment in entering into this Agreement. The parties acknowledge and agree that they have been informed of their respective right to seek independent legal counsel and did in fact, have a reasonable opportunity to retain independent representation. The parties acknowledge having either obtained such independent counsel or having waived their right to the same.

(d). Forbearance-No Waiver: Forbearance or neglect on the part of either party to insist upon strict compliance with the terms of this Agreement shall not be construed as or constitute a waiver thereof.

(e). Choice of Law: It is the intention of the parties hereto that this Agreement and the performances hereunder and all suits and special proceedings hereunder be construed in accordance with and pursuant to the laws of the State of Texas. The parties agree that any suit, action or proceeding for the enforcement of this Agreement shall be brought in the State or Federal Courts in the State of Texas, County of Dallas and the parties consent to the jurisdiction, forum and venue of such courts.

(f). Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement to be made effective as of the day and year last written below.

AGENT’S PRINTED NAME:		TODAY’S DATE:

AGENT’S SIGNATURE:

REAL ESTATE LICENSE NO.:		SOCIAL SECURITY NO.:

HOME STREET ADDRESS:

CITY:		STATE:		ZIP:

CELL PHONE:		EMAIL:

AUTHORIZED BY: PRINTED NAME:	Josh Harley

AUTHORIZED BY: SIGNATURE:	/s/ Josh Harley

CORPORATE ADRESS:	211 New Edition Ct.

CITY:	Cary	STATE:	NC	ZIP:	27511

OFFICE PHONE:	877-661-1977

OFFICE EMAIL:	support@fathomrealty.com

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